As filed with the Securities and Exchange Commission on December 16, 2016

Registration No. 333-214709

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

(Amendment No. 1)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Penn Virginia Corporation

(Exact name of registrant as specified in its charter)

Virginia	1311	23-1184320
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

14701 St. Mary’s Lane, Suite 275

Houston, Texas 77079

(713) 722-6500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Katherine J. Ryan

14701 St. Mary’s Lane, Suite 275

Houston, Texas 77079

(713) 722-6500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Hillary H. Holmes

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

(713) 229-1234

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common stock, par value $0.01 per share	12,988,298	$46.45	$603,306,443	$69,923.22(2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average high and low reported sales price of the common stock on the OTCQX marketplace on December 15, 2016.
(2)	A total of $55,143.85 has previously been paid in connection with prior filings of this Registration Statement. A registration fee of $14,779.37 is being transmitted herewith.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated December 16, 2016

PROSPECTUS

Penn Virginia Corporation

12,988,298 Shares

Common Stock

This prospectus covers the offer and resale of common stock by the selling shareholders identified on page 13 of this prospectus. We will not receive any proceeds from these resales.

The selling shareholders may offer and sell the common stock from time to time. The selling shareholders may offer the common stock at prevailing market prices, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

Our common stock is quoted on the OTCQX marketplace under the symbol “PVAC.” On December 15, 2016, the closing price of our common stock on the OTCQX marketplace was $47.40 per share.

Investing in our common stock involves a high degree of risk. Before buying any common stock, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated                , 2016

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the selling shareholders are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Forward-Looking Statements.”

i

PROSPECTUS SUMMARY

Unless the context otherwise requires, references in this prospectus to “Penn Virginia,” “the Company,” “us,” “our,” “we,” or similar expressions refer to Penn Virginia Corporation, together with all subsidiaries and predecessors. Unless otherwise noted or suggested by context, all financial information and data and accompanying financial statements and corresponding notes, as of and prior to the effective date (the “Effective Date”) of the Second Amended Joint Chapter 11 Plan of Reorganization of Penn Virginia Corporation and its Debtor Affiliates (the “Plan of Reorganization”), as contained or incorporated by reference herein, reflect the actual historical consolidated results of operations and financial condition of the Company for the periods presented and do not give effect to the Plan of Reorganization or any of the transactions contemplated thereby, including the adoption of “fresh-start” accounting. Accordingly, such financial information may not be representative of the Company’s performance or financial condition after the Effective Date. Except with respect to such historical financial information and data and accompanying financial statements and corresponding notes or as otherwise noted or suggested by the context, all other information contained herein relates to the Company following the Effective Date.

Penn Virginia Corporation

We are an independent oil and gas company engaged in the exploration, development and production of oil, natural gas liquids (“NGLs”) and natural gas. Our current operations consist primarily of drilling unconventional horizontal development wells and operating our producing wells in the Eagle Ford Shale, or the Eagle Ford, in South Texas. Our operations are substantially concentrated with over 90% of our production, revenues and capital expenditures being attributable to this region. We also have less significant operations in Oklahoma, primarily in the Granite Wash.

Risk Factors

You should carefully consider the risks described under “Risk Factors” and elsewhere in this prospectus, any prospectus supplement, our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q filed since our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission that are incorporated into this prospectus in evaluating an investment in our common stock. The described risks could materially and adversely affect our business, financial condition or results of operation. If any of the risks were to actually occur, they may materially harm our business and our financial condition and results of operations. In this event, the trading price of our common stock could decline and you could lose some or all of your investment.

We emerged from bankruptcy under Chapter 11 of the United States Code on September 12, 2016. Upon our emergence from bankruptcy, we adopted fresh start accounting. We first presented financial statements that reflect fresh start accounting in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, which is incorporated by reference into this prospectus. Accordingly, our future financial conditions and results of operations may not be comparable to the financial condition or results of operations reflected in our historical financial statements. The lack of comparable historical financial information may discourage investors from purchasing our common stock.

Principal Executive Offices

Our principal executive offices are located at 14701 St. Mary’s Lane, Suite 275, Houston, Texas 77079, and our telephone number is (713) 722-6500. Information contained on our website, www.pennvirginia.com, does not constitute a part of this prospectus.

The Offering

Shares of Common stock offered:

By us	No shares of common stock.

By the selling shareholders	12,988,298 shares of common stock.

Shares outstanding prior to and after giving effect to this offering	14,992,018 shares of common stock.

Use of proceeds	We will not receive any of the proceeds from the sale of our common stock by the selling shareholders.

OTCQX marketplace symbol	“PVAC”

The number of shares to be outstanding is based on the number of shares outstanding as of December 15, 2016.

RISK FACTORS

You should carefully consider the risks described under “Risk Factors” and elsewhere in this prospectus, any prospectus supplement, our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q filed since our most recent Annual Report on Form 10-K and our other filings with the SEC that are incorporated into this prospectus in evaluating an investment in our common stock.

Risks Related to Our Common Stock

The market price of our common stock is volatile.

The trading price of our common stock and the price at which we may sell common stock in the future are subject to large fluctuations in response to any of the following:

•	consequences of our reorganization under Chapter 11 of the U.S. Bankruptcy Code, from which we emerged on September 12, 2016;

•	limited trading volume in our common stock;

•	variations in operating results;

•	our involvement in litigation;

•	general U.S. or worldwide financial market conditions;

•	conditions impacting the prices of oil and gas;

•	announcements by us and our competitors;

•	our liquidity and access to capital;

•	our ability to raise additional funds;

•	events impacting the energy industry;

•	changes in government regulations; and

•	other events, including those described in the documents incorporated by reference herein.

We do not anticipate paying dividends on our common stock in the near future.

We have not paid any dividends on our common stock since June 2012 and do not intend to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain any earnings for the future operation and development of our business, including exploration, development and acquisition activities. Any future dividend payments will be restricted by the terms of our credit agreement.

Certain anti-takeover provisions may affect your rights as a shareholder.

Our Second Amended and Restated Articles of Incorporation (“Articles of Incorporation”) authorize our board of directors to set the terms of and issue preferred stock without shareholder approval. Our board of directors could use the preferred stock as a means to delay, defer or prevent a takeover attempt that a shareholder might consider to be in our best interest. In addition, our credit agreement contains terms that may restrict our ability to enter into change of control transactions, including requirements to repay borrowings under our credit agreement on a change in control. These provisions, along with specified provisions of the Virginia Stock Corporation Act and our Articles of Incorporation and our Second Amended and Restated Bylaws (“Bylaws”), may discourage or impede transactions involving actual or potential changes in our control, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of our common stock.

Sales of substantial amounts of shares of our common stock could cause the price of our common stock to decrease.

This prospectus covers the sale by selling shareholders of a substantial number of shares of our common stock. Our stock price may decrease due to the additional amount of shares available in the market as a result of sales under this prospectus.

There is a limited trading market for our securities and the market price of our securities is subject to volatility.

Upon our emergence from bankruptcy, our old common stock was cancelled and we issued new common stock. Our common stock is not listed on any national or regional securities exchange. The market price of our common stock could be subject to wide fluctuations in response to, and the level of trading that develops with our common stock may be affected by, numerous factors, many of which are beyond our control. These factors include, among other things, our new capital structure as a result of the transactions contemplated by the Plan of Reorganization, our limited trading history subsequent to our emergence from bankruptcy, our limited trading volume, the concentration of holdings of our common stock, the lack of comparable historical financial information due to our adoption of fresh start accounting, actual or anticipated variations in our operating results and cash flow, the nature and content of our earnings releases, announcements or events that impact our products, customers, competitors or markets, business conditions in our markets and the general state of the securities markets and the market for energy-related stocks, as well as general economic and market conditions and other factors that may affect our future results, including those described under “Risk Factors” and elsewhere in this prospectus and our SEC reports incorporated by reference in this prospectus. No assurance can be given that an active market will develop for the common stock or as to the liquidity of the trading market for the common stock. The common stock may be traded only infrequently in transactions arranged through brokers or otherwise, and reliable market quotations may not be available. Holders of our common stock may experience difficulty in reselling, or an inability to sell, their shares. In addition, if an active trading market does not develop or is not maintained, significant sales of our common stock, or the expectation of these sales, could materially and adversely affect the market price of our common stock.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. You can identify our forward-looking statements by the words “anticipate,” “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and similar expressions. These risks, uncertainties and contingencies include, but are not limited to, the following:

•	potential adverse effects of the completed Chapter 11 proceedings on our liquidity, results of operations, brand, business prospects, ability to retain financing and other risks and uncertainties related to our emergence from Chapter 11;

•	the ability to operate our business following emergence from Chapter 11;

•	our ability to satisfy our short-term and long-term liquidity needs, including our inability to generate sufficient cash flows from operations or to obtain adequate financing to fund our capital expenditures and meet working capital needs;

•	negative events or publicity adversely affecting our ability to maintain our relationships with our suppliers, service providers, customers, employees, and other third parties;

•	new capital structure and the adoption of fresh start accounting, including the risk that assumptions and factors used in estimating enterprise value vary significantly from the current estimates in connection with the application of fresh start accounting;

•	plans, objectives, expectations and intentions contained in this prospectus that are not historical;

•	our ability to become listed on a national securities exchange;

•	our ability to execute our business plan in the current depressed commodity price environment;

•	the decline in and volatility of commodity prices for oil, NGLs and natural gas;

•	our ability to develop, explore for, acquire and replace oil and natural gas reserves and sustain production;

•	our ability to generate profits or achieve targeted reserves in our development and exploratory drilling and well operations;

•	any impairments, write-downs or write-offs of our reserves or assets;

•	the projected demand for and supply of oil, NGLs and natural gas;

•	our ability to contract for drilling rigs, frac crews, supplies and services at reasonable costs;

•	our ability to obtain adequate pipeline transportation capacity for our oil and gas production at reasonable cost and to sell the production at, or at reasonable discounts to, market prices;

•	the uncertainties inherent in projecting future rates of production for our wells and the extent to which actual production differs from estimated proved oil and natural gas reserves;

•	drilling and operating risks;

•	our ability to compete effectively against other oil and gas companies;

•	leasehold terms expiring before production can be established and our ability to replace expired leases;

•	environmental obligations, costs and liabilities that are not covered by an effective indemnity or insurance;

•	the timing of receipt of necessary regulatory permits;

•	the effect of commodity and financial derivative arrangements;

•	the occurrence of unusual weather or operating conditions, including force majeure events;

•	our ability to retain or attract senior management and key employees;

•	counterparty risk related to the ability of these parties to meet their future obligations;

•	compliance with and changes in governmental regulations or enforcement practices, especially with respect to environmental, health and safety matters;

•	physical, electronic and cybersecurity breaches;

•	uncertainties relating to general domestic and international economic and political conditions; and

•	other factors set forth in our periodic reports filed with the Securities and Exchange Commission, including the risks set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015 and Item 1A of Part II of our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2016 and September 30, 2016.

USE OF PROCEEDS

All of the common stock covered by this prospectus is being sold by the selling shareholders. See “Selling

Shareholders.” We will not receive any proceeds from these sales of our common stock.

MANAGEMENT

Information Regarding Directors

The following sets forth certain information regarding each of our directors:

Harry Quarls, age 64

Mr. Harry Quarls has served as Chairman of the Board of the Company since September 2016. Mr. Quarls currently serves as a Managing Director at Global Infrastructure Partners. He also serves as a Director for Woodbine Holdings LLC, Fairway Resources LLC and Opal Resources LLC. He is Chairman of the Board for Woodbine Holdings. Mr. Quarls previously served as Chairman of the Board of Directors of Trident Resources Corp., and he also served as a Managing Director and Practice Leader for Global Energy at Booz & Co., a leading international management consulting firm, and as a member of Booz’s Board of Directors. Mr. Quarls earned an M.B.A. degree from Stanford University and also holds ScM. and B.S. degrees, both in chemical engineering, from M.I.T. and Tulane University, respectively.

The board of directors of the Company (the “Board”) believes that Mr. Quarls’s considerable financial and energy investing experience, as well as his experience on the boards of numerous private energy companies, brings important and valuable skills to the Board.

Darin G. Holderness, CPA, age 53

Mr. Darin G. Holderness, CPA has served on the Board since September 2016. Mr. Holderness was the Senior Vice President, Chief Financial Officer and Treasurer of Concho Resources until May 2016. Mr. Holderness has over 20 years of experience in the energy sector, including nine years with KPMG LLP where his practice was focused in the energy industry, and over 17 years in the industry in ever increasing roles of responsibility, including serving as Vice President and Controller of Pure Resources, Vice President and Chief Financial Officer of Basic Energy Services, Vice President and Chief Accounting Officer of Pioneer Natural Resources, and most recently as Senior Vice President and Chief Financial Officer of Eagle Rock Energy Partners. Mr. Holderness is a 1986 graduate of Boise State University with a Bachelor of Business Administration in Accounting and is a Certified Public Accountant.

The Board believes that Mr. Holderness’s prior experience as an executive and his past audit, accounting and financial reporting experience provide significant contributions to our Board.

Marc McCarthy, age 45

Mr. Marc McCarthy has served on the Board since September 2016. Mr. McCarthy is a Senior Managing Director at Wexford Capital LP, an energy focused asset management firm, having joined them in 2008. Mr. McCarthy currently serves as Chairman of the Board of Directors of Mammoth Energy Services and previously served as a director of Coronado Midstream, LLC and as Chairman of the Board of Directors of Energy Partners Corp. from 2009 to 2014. Previously, Mr. McCarthy worked in the Global Equity Research Department of Bear Stearns & Co., Inc. and was responsible for coverage of the international oil and gas sector. Mr. McCarthy joined Bear Stearns & Co. in 1997 and held various positions of increasing responsibility until his departure in June 2008, at which time he was a Senior Managing Director. Mr. McCarthy is a Chartered Financial Analyst and received a B.A. in Economics from Tufts University.

The Board believes that Mr. McCarthy’s considerable financial and energy investing experience brings important and valuable skills to the Board.

Jerry R. Schuyler, age 61

Mr. Jerry R. Schuyler has served on the Board since October 2016. Mr. Schuyler is currently Chairman of the Board of Gastar Exploration Inc. He served as Executive Vice President, Chief Operating Officer and Director of Laredo Petroleum, Inc. beginning in June 2007, was promoted to President and Chief Operating Officer in July 2008 and retired in July 2013. Mr. Schuyler served as an independent director for Yates Petroleum Corporation from December 2015 until the sale of the company in October 2016; independent director for Rosetta Resources Inc. from December 2013 until the company was sold in July 2015 and independent director for Gulf Coast Energy Resources, LLC from 2010 until the sale of the company in April 2015. Mr. Schuyler holds a B.S. in Petroleum Engineering from Montana College of Mineral Science and Technology and attended several graduate business courses at the University of Houston.

The Board believes that Mr. Schuyler’s prior experience as an executive and director of numerous energy companies provides significant contributions to our Board.

Director Independence

While the Company is no longer subject to the listing requirements of a national securities exchange, it continues to adhere to the independence standards of the NYSE and the NASDAQ. The Board has determined that Messrs. Quarls, Holderness, McCarthy and Schuyler are “independent directors,” as defined by NYSE and NASDAQ listing standards and SEC rules and regulations. We refer to those directors as “Independent Directors.” The Board has determined that none of the Independent Directors has any direct or indirect material relationship with the Company other than as a director of the Company.

Executive Officers

The following sets forth certain information regarding each of our executive officers:

John A. Brooks, age 55

Mr. Brooks has served as our Executive Vice President and Chief Operating Officer since January 2014 and our Interim Principal Executive Officer since September 2016. He also served as our Executive Vice President, Operations from February 2013 to January 2014, as our Senior Vice President from February 2012 to February 2013, as our Vice President from May 2008 to February 2012, as Vice President and Regional Manager of Penn Virginia Oil & Gas Corporation from October 2007 to February 2012, as Operations Manager of Penn Virginia Oil & Gas Corporation from January 2005 to October 2007 and as Drilling Manager of Penn Virginia Oil & Gas Corporation from February 2002 to January 2005.

Steven A. Hartman, age 49

Mr. Hartman has served as our Senior Vice President, Chief Financial Officer and Treasurer since December 2010. He served as our Vice President and Treasurer from July 2006 to December 2010, as our Assistant Treasurer and Treasury Manager from September 2004 to July 2006 and as our Manager, Corporate Development from August 2003 to September 2004. Mr. Hartman also served as Vice President and Treasurer of PVG GP, LLC, the general partner of Penn Virginia GP Holdings, L.P., from September 2006 to June 2010 and of Penn Virginia Resource GP, LLC, the general partner of Penn Virginia Resource Partners, L.P., from July 2006 to June 2010. Prior to joining the Company, Mr. Hartman was employed by El Paso Corporation and its publicly traded spin-off, GulfTerra Energy Partners, L.P., in a variety of financial and corporate-development related positions.

Role of the Board

Our business is managed under the direction of the Board. The Board has adopted Corporate Governance Principles describing its duties. A copy of our Corporate Governance Principles is available at the “Corporate Governance” section of our website, http://www.pennvirginia.com. The Board meets regularly to review significant developments affecting the Company and to act on matters requiring Board approval.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics as its “code of ethics” as defined in Item 406 of Regulation S-K, which applies to all of our directors, officers, employees and consultants, including our Chief Executive Officer, or our CEO, Chief Financial Officer, or our CFO, principal accounting officer or controller or persons performing similar functions. A copy of our Code of Business Conduct and Ethics is available at the

“Corporate Governance” section of our website, http://www.pennvirginia.com. We intend to satisfy the disclosure requirement for any future amendments to, or waivers of, our Code of Business Conduct and Ethics by posting such information on our website.

Communications with the Board

Shareholders and other interested parties may communicate any concerns they have regarding us by contacting the Board in writing at c/o Corporate Secretary, Penn Virginia Corporation, 14701 St. Mary’s Lane, Suite 275, Houston, Texas 77079.

Committees of the Board

The Board has a Nominating and Governance Committee, a Compensation and Benefits Committee and an Audit Committee. Each of the Board’s committees acts under a written charter, which was adopted and approved by the Board. Copies of the committees’ charters are available at the “Corporate Governance” section of our website, http://www.pennvirginia.com.

Nominating and Governance Committee. Messrs. Quarls, Holderness, McCarthy and Schuyler are the members of the Nominating and Governance Committee, or the N&G Committee, and each is an Independent Director. Mr. McCarthy is the chairman of the N&G Committee. The N&G Committee (i) seeks, identifies and evaluates individuals who are qualified to become members of the Board, (ii) recommends to the Board candidates to fill vacancies on the Board, as such vacancies occur and (iii) recommends to the Board the slate of nominees for election as directors by our shareholders at each Annual Meeting of Shareholders. The N&G Committee will consider nominees recommended by shareholders. Shareholder recommendations for director nominees will receive the same consideration by the Board’s N&G Committee that other nominations receive. The N&G Committee recommends individuals as director nominees based on professional, business and industry experience, ability to contribute to some aspect of our business and willingness to commit the time and effort required of a director. The N&G Committee may also consider whether and how a director candidate’s views, experience, skill, education or other attributes may contribute to the Board’s diversity. While the N&G Committee does not require that each individual director candidate contribute to the Board’s diversity, the N&G Committee in general strives, and has succeeded, to ensure that the Board, as a group, is comprised of individuals with diverse backgrounds and experience conducive to understanding and being able to contribute to all financial, operational, strategic and other aspects of our business. Director nominees must possess good judgment, strength of character, a reputation for integrity and personal and professional ethics and an ability to think independently while contributing to a group process. The N&G Committee also recommends to the Board the individual to serve as Chairman of the Board. Additionally, the N&G Committee assists the Board in implementing our Corporate Governance Principles and our executive officer stock ownership guidelines, confirms that the Compensation and Benefits Committee evaluates senior management, oversees Board self-evaluation through an annual review of Board and committee performance and assists the Independent Directors in establishing succession policies in the event of an emergency or retirement of our CEO. The N&G Committee may obtain advice and assistance from outside director search firms as it deems necessary to carry out its duties.

Compensation and Benefits Committee. Messrs. Quarls, Holderness, McCarthy and Schuyler are the members of the Compensation and Benefits Committee, or the C&B Committee, and each is an Independent Director. Mr. Schuyler is the chairman of the C&B Committee. The C&B Committee is responsible for determining the compensation of our executive officers. The C&B Committee also periodically reviews and makes recommendations or decisions regarding our incentive compensation and equity-based plans, provides oversight with respect to our other employee benefit plans and reports its decisions and recommendations with respect to such plans to the Board. The C&B Committee also reviews and makes recommendations to the Board regarding our director compensation policy. The C&B Committee may obtain advice and assistance from outside compensation consultants and other advisors as it deems necessary to carry out its duties.

Audit Committee. Messrs. Quarls, Holderness, McCarthy and Schuyler are the members of the Audit Committee, and each is an Independent Director. Mr. Holderness is the chairman of the Audit Committee and an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. The Audit Committee is responsible for the appointment, compensation, evaluation and termination of our independent registered public accounting firm, and oversees the work, internal quality-control procedures and independence of our independent registered public accounting firm. The Audit Committee discusses with management and our independent registered public accounting firm our annual audited and quarterly unaudited financial statements and recommends to the Board that our annual audited financial statements be included in our Annual Report on Form 10-K. The Audit Committee also discusses with management earnings press releases and any guidance provided to analysts. The Audit Committee appoints, replaces, dismisses and, after consulting with management, approves the compensation of our outside internal audit firm. The Audit Committee also provides oversight with respect to business risk matters, compliance with ethics policies and compliance with legal and regulatory requirements. The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, auditing and other matters and the confidential anonymous submission by employees of concerns regarding questionable accounting, auditing and other matters. The Audit Committee may obtain advice and assistance from outside legal, accounting or other advisors as it deems necessary to carry out its duties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Unless otherwise indicated, the following table sets forth, as of December 15, 2016, the amount and percentage of our outstanding shares of common stock beneficially owned by (i) each person known by us to own beneficially more than 5% of our outstanding shares of common stock, (ii) each director, (iii) each of our executive officers and (iv) all of our directors and executive officers as a group:

Name of Beneficial Owners	Shares Beneficially Owned(1)	Percent of Class(2)
5% Holders:
Anchorage Capital Group, L.L.C.(3)(4)	1,499,435	10.0%
EIG Management Company, LLC(3)(5)	1,499,435	10.0%
GMO Credit Opportunities Fund, L.P.(6)(7)	971,732	6.5%
KLS Diversified Master Fund L.P.(6)(8)	1,274,170	8.5%
Mangrove Partners Master Fund, Ltd(3)(9)	1,164,535	8.2%
Strategic Value Partners, LLC(3)(10)	1,489,815	9.9%
Wexford Capital LP(3)(11)	867,666	5.8%
Directors
Darin G. Holderness	—	*
Harry Quarls	—	*
Marc McCarthy	—	*
Jerry R. Schuyler	—	*
Executive Officers
John A. Brooks	—	*
Steven A. Hartman	63,762	*
All directors and executive officers as a group (6 persons)	63,762	*

*	Represents less than 1%.
(1)	Unless otherwise indicated, all shares are owned directly by the named holder and such holder has sole power to vote and dispose of such shares.
(2)	Based on 14,992,018 shares of our common stock issued and outstanding on December 15, 2016.
(3)	All such information is based on information contained in filings submitted to the SEC, such as Schedules 13D and 13G.
(4)	Address at 610 Broadway, 6th Floor, New York, NY 10012.
(5)	Address at 1700 Pennsylvania Ave. NW, Suite 800, Washington, D.C. 20006.
(6)	Based on information supplied to us by the selling shareholders on or prior to October 6, 2016.
(7)	Address at 40 Rowes Wharf, Boston, MA 02110.
(8)	Address at 452 Fifth Avenue, 22nd Floor, New York, NY 10018.
(9)	Address at 645 Madison Avenue, 14th Floor, New York, New York 10022.
(10)	Address at 100 West Putnam Avenue, Greenwich, CT 06830.
(11)	Address at 411 West Putnam Avenue, Suite 125, Greenwich, CT 06830.

SELLING SHAREHOLDERS

This prospectus covers the offering for resale of up to an aggregate of 12,988,298 shares of common stock that may be offered and sold from time to time under this prospectus by the selling shareholders identified below, subject to any appropriate adjustment as a result of any share subdivision, split, combination or other reclassification of our common stock. The selling shareholders identified below may currently hold or acquire at any time shares of common stock in addition to those registered hereby. The selling shareholders acquired the common stock pursuant to our emergence from Chapter 11 bankruptcy on September 12, 2016. On September 12, 2016, we entered into an agreement containing registration rights with the selling shareholders pursuant to which we were obligated to prepare and file a registration statement to permit the resale of certain common stock held by the selling shareholders from time to time as permitted by Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act. We are registering the common stock described in this prospectus pursuant to this agreement. In addition, the selling shareholders identified below may sell, transfer or otherwise dispose of some or all of their common stock included in this registration statement in private placement or other transactions exempt from or not subject to the registration requirements of the Securities Act. They may also acquire additional shares of common stock. Accordingly, we cannot give an estimate as to the amount of common stock that will be held by the selling shareholders upon completion or termination of this offering.

Information concerning the selling shareholders may change from time to time, including by addition of additional selling shareholders, and, if necessary, we will amend or supplement this prospectus accordingly. The selling shareholders are party to that certain Shareholders Agreement, dated September 12, 2016 (the “Shareholders Agreement”), which grants them certain governance rights with respect to us.

We have prepared the table, the paragraph immediately following this paragraph, and the related notes based on information supplied to us by the selling shareholders on or prior to December 6, 2016). We have not sought to verify such information. Additionally, some or all of the selling shareholders may have sold or transferred some or all of the common stock listed below in exempt or non-exempt transactions since the date on which the information was provided to us. Other information about the selling shareholders may change over time.

Certain selling shareholders are affiliates of broker-dealers (but are not themselves broker-dealers). Each of these broker-dealer affiliates purchased the securities identified in the table as beneficially owned by it in the ordinary course of business and, at the time of that purchase, had no agreements or understandings, directly or indirectly, with any person to distribute those securities. These broker-dealer affiliates did not receive the securities to be sold in the offering as underwriting compensation.

The selling shareholders, or their partners, pledgees, donees, transferees or other successors that receive the shares and their corresponding registration in accordance with the registration rights agreement to which the selling shareholder is party (each also a selling shareholder for purposes of this prospectus), may sell up to all of the shares of common stock shown in the table below under the heading “Offered Hereby” pursuant to this prospectus in one or more transactions from time to time as described below under “Plan of Distribution.” However, the selling shareholders are not obligated to sell any of the common stock offered by this prospectus.

	Number of Shares of Common Stock
Selling Shareholder	Beneficially Owned Prior to the Offering	Offered Hereby	Beneficially Owned After the Offering**	As a Percent of Total Outstanding After the Offering
Advance Series Trust - AST High Yield Portfolio(1)	10,193	10,193	0	*
Advance Series Trust - AST JPMorgan Global Thematic Portfolio(1)	656	656	0	*
Advanced Series Trust - AST JPMorgan Strategic Opportunities Portfolio(1)	3,962	3,962	0	*
Anchorage Capital Master Offshore, Ltd.(2)	740,870	740,870	0	*
AON Hewitt Collective Investment Trust(1)	478	478	0	*
BBT Fund, L.P.(3)	388,142	388,142	0	*
Black Maple Capital Master Fund, Ltd.(4)	129,159	129,159	0	*
CCM Pension - A, L.L.C.(5)	35,614	35,614	0	*
CCM Pension - B, L.L.C.(5)	6,717	6,717	0	*
Commingled Pension Trust Fund (High Yield) of JPMorgan Chase Bank, N.A.(1)	23,632	23,632	0	*
Contrarian Advantage - B, LP(5)	18,059	18,059	0	*
Contrarian Capital Fund I, L.P.(5)	594,545	594,545	0	*
Contrarian Capital Senior Secured, L.P.(5)	17,551	17,551	0	*
Contrarian Capital Trade Claims, L.P.(5)	54,139	54,139	0	*
Contrarian Centre Street Partnership, L.P.(5)	88,959	88,959	0	*
Contrarian Dome du Gouter Master Fund, L.P.(5)	82,763	82,763	0	*
Contrarian Opportunity Fund, L.P.(5)	155,711	155,711	0	*
Debello Investors LLC(6)	282,996	282,996	0	*
GCA Credit Opportunities Master Fund, Ltd.(7)	286,748	286,748	0	*
GMO Credit Opportunities Fund, L.P.(8)	971,732	971,732	0	*
EGI-Fund B, L.L.C.(9)	397,355	397,355	0	*
Franklin Advisers, Inc.(10)	100,689	100,689	0	*
Franklin High Income Trust - Franklin High Income Fund(10)	310,794	310,794	0	*
Franklin Strategic Series - Franklin Strategic Income Fund(10)	186,476	186,476	0	*
Hewitt Ennisknupp, Inc.(1)	5,462	5,462	0	*
Industriens Pension Portfolio FMBA, High Yield Obligationer II(1)	4,640	4,640	0	*
Interventure Fixed Income Investments Limited(1)	602	602	0	*
JPMF Global Absolute Return Bond Fund High Yield Cincinnati(1)	684	684	0	*
JPMF Global Bond Opportunities Fund High Yield Cincinnati(1)	2,736	2,736	0	*
JPMorgan Chase Bank, N.A. as Trustee of the JPMorgan Chase Retirement Plan(1)	861	861	0	*
JPMorgan Core Plus Bond Fund(1)	40,991	40,991	0	*
JPMorgan Fund ICVC - JPM Multi Asset Income Fund(1)	1,161	1,161	0	*
JPMorgan Funds - Flexible Credit Fund - Opportunistic(1)	2,190	2,190	0	*
JPMorgan Funds - Income Fund High Yield(1)	341	341	0	*
JPMorgan Funds - Income Opportunity Fund(1)	84,521	84,521	0	*
JPMorgan Funds - Income Opportunity Plus Fund(1)	8,752	8,752	0	*
JPMorgan Global Allocation Fund(1)	1,024	1,024	0	*
JPMorgan Global Bond Opportunities Fund(1)	4,107	4,107	0	*

	Number of Shares of Common Stock
Selling Shareholder	Beneficially Owned Prior to the Offering	Offered Hereby	Beneficially Owned After the Offering**	As a Percent of Total Outstanding After the Offering
JPMorgan High Yield Fund(1)	213,871	213,871	0	*
JPMorgan Income Builder Fund(1)	21,884	21,884	0	*
JPMorgan Investment Funds - Global Income Fund(1)	38,130	38,130	0	*
JPMorgan Multi Income Fund(1)	9,651	9,651	0	*
JPMorgan Specialist Investment Funds - JPMorgan Multi Sector Credit Fund(1)	737	737	0	*
JPMorgan Specialist Investment Funds - JPMorgan Multi Sector Credit Fund(1)	1,367	1,367	0	*
JPMorgan Strategic Income Opportunities Fund(1)	191,622	191,622	0	*
KLS Diversified Master Fund L.P.(11)	1,274,170	1,274,170	0	*
LMA SPC for and on behalf of MAP 89 Segregated Portfolio(12)	631,388	631,388	0	*
Louisiana State Employees’ Retirement System(1)	3,626	3,626	0	*
LVIP JPMorgan High Yield Fund(1)	12,690	12,690	0	*
National Railroad Retirement Investment Trust(1)	1,969	1,969	0	*
Pacholder High Yield Fund Inc.(1)	2,878	2,878	0	*
Pine River Baxter Fund Ltd.(12)	46,635	46,635	0	*
Pine River Master Fund Ltd.(12)	242,054	242,054	0	*
Portrush Master Fund Ltd.(13)	115,843	115,843	0	*
Principal Funds Inc. - High Yield Fund I(1)	5,105	5,105	0	*
Raptor Energy, LP(14)	758,565	758,565	0	*
Southern Ute Indian Tribe(1)	2,423	2,423	0	*
Strategic Value Master Fund, Ltd.(15)	697,580	697,580	0	*
Strategic Value Opportunities Fund, L.P.(15)	185,121	185,121	0	*
Strategic Value Special Situations Master Fund III, L.P.(15)	607,114	607,114	0	*
Sunrise Partners Limited Partnership(16)	648,144	648,144	0	*
Swiss Capital Alternative Strategies Funds SPC for the account of its SC Alternative Strategy 3SP segregated portfolio.(7)	49,114	49,114	0	*
The Mangrove Partners Master Fund, Ltd.(17)	1,164,535	1,164,535	0	*
US High Yield Plus Bond Fund(1)	1,723	1,723	0	*
Wells Fargo Securities, LLC(18)	429,677	429,677	0	*
Wexford Catalyst Investors LLC(6)	291,180	291,180	0	*
Wexford Spectrum Investors LLC(6)	293,490	293,490	0	*

*	Represents less than 1%.
**	Assumes each selling shareholder sells all of the shares of common stock shown under “Offered Hereby.”
(1)	JPMorgan Investment Management, Inc. serves as the investment advisor to the selling shareholder and has voting and investment control over the securities.
(2)	Kevin Ulrich, acting on behalf of Anchorage Capital Group, L.L.C., has voting and investment control over the securities.
(3)	BBT-FW, Inc., is the general partner of BBT Genpar, L.P., the managing general partner of the selling shareholder. Sid R. Bass exercises voting and dispositive control over the securities in his capacity as President of BBT-FW, Inc.
(4)	Robert J. Barnard, Chief Investment Officer of the selling shareholder, has voting and investment control over the securities.
(5)	Jon Bauer, managing member of Contrarian Capital Management, L.L.C., the selling shareholder’s investment manager, has voting and investment control over the securities.

(6)	Wexford Capital LP is the manager of the selling shareholder and has voting and investment control over the securities. Wexford GP LLC is the general partner of Wexford Capital LP and Charles E. Davidson and Joseph M. Jacobs control Wexford GP LLC. Marc McCarthy, an employee of Wexford Capital LP, became a member of our board of directors following our emergence from bankruptcy.
(7)	Steven Hornstein, acting on behalf of Global Credit Advisers, LLC, has voting and investment control over the securities.
(8)	Ara Lovitt, the portfolio manager of the selling shareholder, has voting and investment control over the securities.
(9)	Chai Trust Company, LLC is the managing member of the seller shareholder. Chai Trust Company, LLC shares voting and dispositive control over the securities with the selling shareholder. Chai is controlled by a board of seven Senior Managing Directors: Thomas Heneghan, Robert Levin, Mark Sotir, Jonathan Wasserman, JoAnn Zell, Kellie Zell and Matthew Zell. None of the Senior Managing Directors individually hold voting or investment control over the securities.
(10)	Glenn Voyles, acting on behalf of Franklin Advisers, Inc., the investment advisor to the selling shareholders, has voting and investment control over the securities.
(11)	Michael Hanna, acting on behalf of KLS Diversified Asset Management LP, has voting and investment control over the securities.
(12)	Pine River Capital Management L.P. has voting and investment control over the securities. Mike O’Shea, Christine Ritchie, Ben Threinen and Amy Barker, acting on behalf of Pine River Capital Management L.P., each individually hold voting and investment control over the securities.
(13)	Robert B. Burke, acting on behalf of Par-Four Investment Management, LLC, has voting and investment control over the securities.
(14)	R. Blair Thomas and Randall S. Wade have voting and investment control over the securities.
(15)	Edward C. Kelly, the investment manager for the selling shareholders, has voting and investment control over the securities.
(16)	S. Donald Sussman and Eric Rosen have shared voting and investment control over the securities.
(17)	Mangrove Partners, a Cayman Islands exempted company, is an SEC registered Investment Adviser and is the investment manager to the seller shareholder and has voting and investment control over the securities. Nathaniel August, a U.S. citizen and New York resident, holds 100% of the voting stock of Mangrove Partners.
(18)	Investment and voting control of the shares are held by various Wells Fargo broker-dealers.

Bankruptcy Emergence

On September 12, 2016, we emerged from Chapter 11 bankruptcy protection and issued an aggregate 14,992,018 shares of common stock. In connection with our emergence from Chapter 11, we entered into a registration rights agreement with the selling shareholders, which provides registration rights with respect to certain common stock issued in connection with the emergence and acquired by the selling shareholders thereafter. We are required to file this registration statement to register the resale of such common stock under the Securities Act, by December 1, 2016. We are subject to certain covenants under the terms of the registration rights agreement, including the requirement that this registration statement be kept effective for resale of common stock until the earlier of (i) one year following the effectiveness of this registration statement, provided, however, that at the time we are (A) eligible to register resales of our common stock on Form S-3, or (B) a smaller reporting company, then such date shall be extended to three years following the effectiveness of this registration statement; and (ii) the time when such common stock ceases to constitute registrable securities as defined in the registration rights agreement. In certain situations, we are required to indemnify these investors, including without limitation, for certain liabilities under the Securities Act.

PLAN OF DISTRIBUTION

As of the date of this prospectus, we have not been advised by the selling shareholders as to any plan of distribution. Distributions of the common stock by the selling shareholders, or by their partners, pledgees, donees (including charitable organizations), transferees or other successors in interest, may from time to time be offered for sale either directly by such individual, or through underwriters, dealers or agents or on any exchange on which the common stock may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The methods by which the common stock may be sold include:

•	privately negotiated transactions;

•	underwritten transactions;

•	exchange distributions and/or secondary distributions;

•	sales in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	short sales;

•	through the writing of options on the shares, whether or not the options are listed on an options exchange;

•	through the distributions of the shares by any selling shareholder to its partners, members or stockholders;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell common stock pursuant to Section 4(a)(2) of the Securities Act or under Rule 144 under the Securities Act, in each case if available, rather than under this prospectus.

Such transactions may be effected by the selling shareholders at market prices prevailing at the time of sale or at negotiated prices. The selling shareholders may effect such transactions by selling the securities to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensations in the form of discounts or commissions from the selling shareholders and may receive commissions from the purchasers of the securities for whom they may act as agent. The selling shareholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the common stock against certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the common stock for sale under the Securities Act and to indemnify the selling shareholders and each person who participates as an underwriter in the offering of the common stock against certain civil liabilities, including certain liabilities under the Securities Act.

In connection with sales of the securities under this prospectus, the selling shareholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders also may sell securities short and deliver them to close their short positions, or loan or pledge the securities to broker-dealers that in turn may sell them.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424 or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders and any underwriters, dealers or agents that participate in distribution of the securities may be deemed to be underwriters, and any profit on sale of the securities by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

There can be no assurances that the selling shareholders will sell any or all of the securities offered under this prospectus.

DESCRIPTION OF THE COMMON STOCK

The following summary of certain provisions of our capital stock does not purport to be complete and is subject to and is qualified in its entirety by our Articles of Incorporation, our Bylaws and the Shareholders Agreement. We urge you to read our Articles of Incorporation, our Bylaws and the Shareholders Agreement, which are incorporated in this prospectus by reference as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable law.

As of December 15, 2016, our authorized capital stock was 50,000,000 shares. Those shares consisted of 5,000,000 authorized shares of preferred stock (par value $0.01 per share), of which no shares of were outstanding as of December 15, 2016, and 45,000,000 authorized shares of common stock (par value $0.01 per share), of which 14,992,018 shares were outstanding as of December 15, 2016.

On November 16, 2016, our common stock began trading on the OTCQX marketplace under the symbol “PVAC.” The intraday high and low sales prices of our common stock for the period starting November 16, 2016 through December 15, 2016 were a high of $50.00 and a low of $34.75.

Common Stock

Dividends

Subject to the rights of any series of preferred stock that we may issue, the holders of common stock may receive dividends when declared by the Board. Dividends may be paid in cash, in property or in shares of stock, or in any combination thereof.

Fully Paid

All outstanding shares of common stock are fully paid and non-assessable.

Voting Rights

Subject to the special voting rights of any preferred stock that we may issue, the holders of common stock may vote one vote for each share held together as a single class in the election of directors and on all other matters voted upon by our shareholders. Directors are elected by a plurality of the votes cast in the election for such director nominee, and holders of common stock may not cumulate their votes in the elections of directors. Except as described under “Shareholders Agreement” below, the affirmative vote of more than two-thirds of our outstanding shares of common stock is required for amendments to our Articles of Incorporation, the approval of mergers, statutory share exchanges, certain sales or other dispositions of assets outside the usual and regular course of business, conversions, domestications and dissolutions. However, holders of our common stock are not entitled to vote on any amendment to our Articles of Incorporation that relates solely to the terms of any one or more series of preferred stock. The affirmative vote of at least 67% of our outstanding shares of common stock is required to amend the “Corporate Opportunity” provisions of our Articles of Incorporation described below. All other matters to be voted on by shareholders must be approved by a majority of the votes cast on the matter.

Liquidation Rights

If we dissolve our business, either voluntarily or not, holders of common stock will share equally in the assets remaining after we pay our creditors and preferred shareholders.

Drag-Along Rights

At any time prior to the listing of our common stock on a national securities exchange in the United States (a “Public Listing”), when a holder or group of holders of our common stock (the “Approving Shareholders”)

propose to sell or otherwise dispose of more than 50% of our common stock to a third party, each holder of our common stock who is not an Approving Shareholder must vote in favor of, consent to and raise no objections to the proposed sale.

Tag-Along Rights

At any time prior to a Public Listing, a holder or group of holders of our common stock (the “Prospective Selling Shareholders”) who propose to sell or otherwise dispose of 25% or more of our common stock to a third party (other than in connection with an underwritten initial public offering that results in either: (1) aggregate cash proceeds over $75 million dollars or (2) at least 20% of our outstanding common stock being issued and sold to the public) must allow holders of our common stock who are not Prospective Selling Shareholders to participate in the proposed sale.

Other Rights

Except as described under “Shareholders Agreement” below, the holders of common stock have no preemptive rights to purchase our shares of common stock. Shares of common stock are not subject to any redemption or sinking fund provisions and are not convertible into any of our other securities.

Shareholders Agreement

In connection with our emergence from bankruptcy, we entered into the Shareholders Agreement with the selling shareholders, providing for certain shareholders’ rights, including minority shareholder protections (including amendment provisions relating to such minority shareholder protections). Among other things, the Shareholders Agreement provides for the following:

Restrictions on Authority of the Board. Subject to specified exceptions, the Shareholders Agreement provides that we may not, and may not permit our subsidiaries to, take certain actions without approval of the holders of a majority of our outstanding common stock, including, without limitation, a merger, consolidation, reorganization, sale of all or substantially all assets or liquidation, an increase in the number of authorized shares of common stock, an amendment of the organizational documents of any of our material subsidiaries (other than certain administrative amendments, amendments required by applicable law or immaterial amendments or modifications deemed necessary or appropriate by the Board that does not adversely affect the rights or obligations of any party thereto) or entry into a material new line of business substantially unrelated to the line of business currently conducted by us or any of our subsidiaries as of the date of the Shareholders Agreement.

Information Rights. The Shareholders Agreement provides shareholders party to the Shareholders Agreement with certain information rights with respect to the Company.

Preemptive Rights. The Shareholders Agreement provides preemptive rights to shareholders holding at least 0.5% of our outstanding common stock, exercisable under certain circumstances upon the issuance of new capital stock or convertible securities, options or warrants to purchase new capital stock.

Drag-Along and Tag-Along Rights. The shareholders party to the Shareholders Agreement acknowledge therein that they are subject to the drag-along and tag-along provisions set forth in the our Articles of Incorporation, as described under “ – Drag-Along Rights” and “ – Tag-Along Rights” above.

Transfer Rights. Any person that acquires shares of our common stock in accordance with the terms of the Shareholders Agreement and executes a joinder to the Shareholders Agreement, in form and substance reasonably satisfactory to the Company, will be entitled to the rights in and be bound by the Shareholders Agreement.

Amendment. Generally, amendments to the Shareholders Agreement must be approved by a majority of the outstanding shares of common stock subject to the Shareholders Agreement. However, amendments to certain provisions of the Shareholders Agreement require the approval of all shareholders who may be adversely affected by the amendment to such provisions or who would be disproportionately adversely affected relative to other shareholders by the amendment.

Termination. The Shareholders Agreement will terminate upon the earliest to occur of (i) the written agreement of the shareholders party to the Shareholders Agreement, or their successors in interest, (ii) the unanimous written consent of all shareholders of our capital stock, (iii) our dissolution, liquidation or winding up and (iv) a Public Listing.

Preferred Stock

The Board can, without approval of shareholders, issue one or more series of preferred stock. Subject to the provisions of our Articles of Incorporation and limitations prescribed by law, the Board may adopt an amendment to our Articles of Incorporation describing the number of shares of each series and the rights, preferences and limitations of each series, including the dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences of any wholly unissued series of preferred stock, the number of shares constituting each series and the terms and conditions of issue.

Undesignated preferred stock may enable the Board to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of the holders of our common stock. For example, any preferred stock issued may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock.

Anti-Takeover Provisions

Certain provisions in our Articles of Incorporation and our Bylaws, as well as certain provisions of Virginia law, may make more difficult or discourage a takeover of our business.

Certain Provisions of Our Articles of Incorporation and Our Bylaws

Shareholder Action by Unanimous Consent. Our Articles of Incorporation provide that until the date on which we complete a Public Listing or complete an initial public offering (as defined in our Articles of Incorporation), any action permitted to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote if a consent in writing is signed by the number of shareholders required to authorize the action at a meeting. After the date on which we complete a Public Listing or we complete an initial public offering, any action that could be taken by shareholders at a meeting may be taken, instead, without a meeting and without notice if a consent in writing is signed by all the shareholders entitled to vote on the action.

Blank Check Preferred Stock. Our restated articles of incorporation authorize the issuance of blank check preferred stock. As described above under “– Preferred Stock,” the Board can set the voting rights, redemption rights, conversion rights and other rights relating to such preferred stock and could issue such stock in either private or public transactions. In some circumstances, the blank check preferred stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt that the Board opposes.

Vacancies in the Board. Subject to the rights of any preferred stock, any vacancy in the Board resulting from any death, resignation, retirement, disqualification, removal from office or newly created directorship resulting from an increase in the authorized number of directors or otherwise may be filled by majority vote of the remaining directors then in office, even if less than a quorum, or shareholders.

Special Meetings of Shareholders. Special meetings of shareholders may be called at any time and from time to time only upon the written request of the Board, the chairman of the Board or the holders of a majority of our outstanding common stock.

Advance Notice Requirements for Shareholder Director Nominations and Shareholder Business. Once allowed after we complete a Public Listing or initial public offering, our Bylaws require that advance notice of shareholder director nominations and shareholder business for annual meetings be made in writing and given to our corporate secretary, together with certain specified information, not less than 90 days nor more than 120 days before the anniversary of the immediately preceding annual meeting of shareholders, subject to other timing requirements as specified in our Bylaws.

Virginia Anti-Takeover Statutes and Other Virginia Laws

Control Share Acquisitions Statute. Under the Virginia control share acquisitions statute, shares acquired in an acquisition that would cause an acquiror’s voting strength to meet or exceed any of three thresholds (20%, 33 1/3% or 50%) have no voting rights unless (1) those rights are granted by a majority vote of all outstanding shares other than those held by the acquiror or any officer or employee director of the corporation or (2) the articles of incorporation or bylaws of the corporation provide that the provisions of the control share acquisitions statute do not apply to acquisitions of its shares. An acquiring person that owns five percent or more of the corporation’s voting stock may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition. This regulation was designed to deter certain takeovers of Virginia public corporations. Virginia law permits corporations to opt out of the control share acquisition statute. We have not opted out.

Affiliated Transactions. Under the Virginia anti-takeover law regulating affiliated transactions, material acquisition transactions between a Virginia corporation and any holder of more than 10% of any class of its outstanding voting shares are required to be approved by the holders of at least two-thirds of the remaining voting shares. Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of a 10% holder or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries, that increases the percentage of voting shares owned beneficially by a 10% holder by more than five percent. For three years following the time that a shareholder becomes an interested shareholder, a Virginia corporation cannot engage in an affiliated transaction with the interested shareholder without approval of two-thirds of the disinterested voting shares and a majority of the disinterested directors. A disinterested director is a director who was a director on the date on which an interested shareholder became an interested shareholder or was recommended for election or elected by a majority of the disinterested directors then on the board. After three years, the approval of the disinterested directors is no longer required. The provisions of this statute do not apply if a majority of disinterested directors approve the acquisition of shares making a person an interested shareholder. As permitted by Virginia law, we have opted out of the affiliated transactions provisions.

Director Standards of Conduct. Under Virginia law, directors must discharge their duties in accordance with their good faith business judgment of the best interests of the corporation. Directors may rely on the advice or acts of others, including officers, employees, attorneys, accountants and board committees if they have a good faith belief in their competence. Virginia law provides that, in determining the best interests of the corporation, a director may consider the possibility that those interests may best be served by the continued independence of the corporation.

Corporate Opportunities

In our Articles of Incorporation, subject to certain limitations, we expressly waive any fiduciary duty owed to us by our directors with respect to any business opportunities that may be of interest to us, including any conflict of interest caused if one of our directors takes advantage of such a business opportunity. Our directors may further their self-interest and engage in such a business opportunity for their own benefit so long as such a director did not specifically become aware of the opportunity in his or her capacity as a representative of the Company. Our directors may engage in the same or similar business as the Company and have no duty to share any business opportunity that may be of interest to us if such a director learned of the opportunity outside of his or her role as a representative of the Company. This provision in our Articles of Incorporation terminates when we complete a Public Listing.

Exclusive Forum

Our Articles of Incorporation provide that the United States District Court for the Easter District of Virginia is the sole and exclusive forum for any derivative action brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim arising under the Virginia Stock Corporation Act or any action asserting a claim against us that is governed by the internal affairs doctrine. The choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees.

Indemnification of Officers and Directors

Virginia law permits, and our Articles of Incorporation provide for, the indemnification of our directors and officers with respect to certain liabilities and expenses imposed upon them in connection with any civil, criminal or other proceeding by reason of having been a director or officer of the Company. This indemnification does not apply to willful misconduct or a knowing violation of the criminal law. We have been informed that in the opinion of the SEC indemnification for liability under the Securities Act is against public policy and is unenforceable.

Transfer Agent and Registrar

Our transfer agent and registrar of the common stock is American Stock Transfer & Trust Company.

LEGAL MATTERS

Certain legal matters in connection with our common stock offered hereby will be passed upon for us by Hunton & Williams LLP, Richmond, Virginia.  Certain other legal matters will be passed upon for us by our outside counsel, Baker Botts L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements of Penn Virginia Corporation as of December 31, 2015, 2014 and 2013 included in our Annual Report on Form 10-K for the year ended December 31, 2015, incorporated herein by reference, have been included in reliance on the report of KPMG LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audit report covering the December 31, 2015 consolidated financial statements contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and is dependent on obtaining additional financing to continue its planned principal business operations. These factors raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The information incorporated by reference herein regarding our estimated quantities of proved reserves, the future net revenues from those reserves and their present value is based, in part, on the estimated reserve evaluations and related calculations of DeGolyer and MacNaughton, independent petroleum engineering consultants. These estimates are aggregated and the sums are incorporated by reference herein in reliance upon the authority of that firm as experts in petroleum engineering.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 regarding our common stock. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common stock offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC maintains a website on the internet at www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC’s website.

We file with or furnish to the SEC periodic reports and other information. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above. Our website on the Internet is located at www.pennvirginia.com and we make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

We furnish or make available to our shareholders annual reports containing our audited financial statements and furnish or make available to our shareholders quarterly reports containing our unaudited interim financial information, including the information required by Form 10-Q, for the first three fiscal quarters of each fiscal year.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information included directly in this prospectus. Any statement contained in this prospectus or any prospectus supplement or a document incorporated by reference in this prospectus or in any prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is incorporated by reference in this prospectus modifies or superseded the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the year ended December 31, 2015;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016 and our Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2016 filed on November 28, 2016;

•	our Current Reports on Form 8-K filed on January 11, 2016, January 14, 2016, May 12, 2016, May 13, 2016, August 10, 2016, August 17, 2016, September 15, 2016 (two reports), October 4, 2016, October 5, 2016, October 11, 2016, October 21, 2016 and December 15, 2016; and

•	the description of our common stock in our Current Report on Form 8-K (Registration No. 001-13283) filed on October 5, 2016, as we may update that description from time to time.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this prospectus to the completion of the offering of the securities. These documents may include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. You may obtain a copy of these filings by writing or telephoning:

Penn Virginia Corporation

Attention: Katherine J. Ryan

14701 St. Mary’s Lane, Suite 275

Houston, Texas 77079

(713) 722-6500

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

Set forth below are the expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby and payable by us. With the exception of the SEC registration fee, the amounts set forth below are estimates.

SEC registration fee	$69,924
Printing and engraving expenses	25,000
Fees and expenses of legal counsel	80,000
Accounting fees and expenses	80,000
Transfer agent and registrar fees	50,000
Miscellaneous	50,000
Total	$354,924

Item 14.	Indemnification of Directors and Officers.

The Virginia Stock Corporation Act (“VSCA”) permits us to indemnify our directors and officers in connection with certain actions, suits and proceedings brought against them if they acted in good faith and believed their conduct to be in the best interests of the Company and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The VSCA requires such indemnification when a director or officer entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the Company, and further provides that we may make any other or further indemnity (including indemnity with respect to a proceeding by or in the right of the Company), and may make additional provision for advances and reimbursement of expenses, if authorized by our Articles of Incorporation or shareholder-adopted Bylaws, except an indemnity against willful misconduct or a knowing violation of criminal law. Our Articles of Incorporation provide that a director or officer or former director or officer of the Company shall be indemnified to the fullest extent permitted by the VSCA as currently in effect or as later amended in connection with any action, suit or proceeding (including a proceeding by us or in our right) because such individual is or was a director or officer of the Company, or because such individual is or was serving the Company or any other legal entity in any capacity at the request of the Company.

The VSCA establishes a statutory limit on liability of directors and officers and directors of the Company for damages assessed against them in a suit brought by us or in our right or brought by or on behalf of shareholders of the Company and authorizes us, with shareholder approval, to specify a lower monetary limit on liability in our Articles of Incorporation or Bylaws; however, the liability of a director or officer shall not be limited if such director or officer engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law. Our Articles of Incorporation provide for the limitation or elimination of the liability of a director or officer or former director or officer of the Company for monetary damages to the Company or our shareholders, to the fullest extent permitted by the VSCA as currently in effect or as later amended.

We carry insurance on behalf of our directors and officers.

We have entered into an indemnity agreement with each of our directors. The agreement provides for the mandatory advancement and reimbursement of reasonable expenses (subject to limited exceptions) incurred by our directors in various legal proceedings in which they may be involved by reason of their service as directors, as permitted by Virginia law and our Articles of Incorporation.

Item 15.	Recent Sales of Unregistered Securities.

On September 12, 2016, in connection with our emergence from Chapter 11 bankruptcy:

•	6,069,074 shares of common stock were issued pro rata to certain holders of claims arising under our 7.250% Senior Notes due 2019 and 8.500% Senior Notes due 2020 (the “Notes”) and certain holders of general unsecured claims;

•	472,902 shares of common stock were issued to commitment parties under the Backstop Commitment Agreement, dated as of May 10, 2016 (the “Backstop Commitment Agreement”); and

•	7,633,588 shares of common stock were issued to participants in the rights offering extended by the Company to certain holders of claims arising under the Notes and certain holders of general unsecured claims (the “Rights Offering”) and to the Backstop Commitment Parties as defined in the Backstop Commitment Agreement.

The shares of common stock issued pro rata to holders of certain claims arising under the Notes and certain holders of general unsecured claims were issued under the exemption from the registration requirements of the Securities Act provided by Section 1145 of the Bankruptcy Code. The shares of New Common Stock issued to participants in the Rights Offering and to the Backstop Commitment Parties were issued under the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof.

Item 16.	Exhibits

The following documents are filed as exhibits to this registration statement:

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Exhibit Number	Filing Date	SEC File No.	Filed Herewith

2.1	Second Amended Joint Chapter 11 Plan of Reorganization of Penn Virginia Corporation and Its Debtor Affiliates (Technical Modifications) filed pursuant to Chapter 11 of the United States Bankruptcy Code filed on August 10, 2016 with the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division	8-K	2.1	08/17/2016	001-13283

3.1	Second Amended and Restated Articles of Incorporation of Penn Virginia Corporation	8-K	3.1	09/15/2016	001-13283

3.2	Second Amended and Restated Bylaws of Penn Virginia Corporation	8-K	3.2	09/15/2016	001-13283

5.1	Opinion of Hunton & Williams LLP as to the legality of the securities being registered					X

10.1	Credit Agreement, dated as of September 12, 2016, by and among Penn Virginia Holding Corp., Penn Virginia Corporation, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent and issuing lender	8-K	10.1	09/15/2016	001-13283

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Exhibit Number	Filing Date	SEC File No.	Filed Herewith

10.2	Pledge and Security Agreement, dated as of September 12, 2016, by Penn Virginia Holding Corp., Penn Virginia Corporation and the other grantors party thereto in favor of Wells Fargo Bank, National Association, as administrative agent for the benefit of the secured parties thereunder	8-K	10.2	09/15/2016	001-13283

10.3	Registration Rights Agreement, dated as of September 12, 2016, between Penn Virginia Corporation and the holders party thereto	8-K	10.3	09/15/2016	001-13283

10.4	Shareholders Agreement, dated as of September 12, 2016, between Penn Virginia Corporation and the shareholders party thereto.	8-K	10.4	09/15/2016	001-13283

10.5	Second Amended and Restated Construction and Field Gathering Agreement by and between Republic Midstream, LLC and Penn Virginia Oil & Gas, L.P. dated August 1, 2016.	10-Q/A	10.5	11/28/2016	001-13283

10.6	Amendment No. 1 to Employment Agreement, dated September 28, 2016, between the Company and John A. Brooks.	8-K	10.1	10/04/2016	001-13283

10.7	Penn Virginia Corporation 2016 Management Incentive Plan.	8-K	10.1	10/11/2016	001-13283

10.8	Form of Nonqualified Stock Option Award Agreement.	8-K	10.2	10/11/2016	001-13283

10.9	Form of Restricted Stock Unit Award Agreement.	8-K	10.3	10/11/2016	001-13283

10.10	Form of Director Restricted Stock Unit Award Agreement.	8-K	10.4	10/11/2016	001-13283

10.11	Consulting Agreement between Penn Virginia Corporation and Nancy M. Snyder.	8-K	10.5	10/11/2016	001-13283

10.12	Form of Indemnification Agreement.	8-K	10.6	10/11/2016	001-13283

10.13	First Amended and Restated Crude Oil Marketing Agreement	10-Q/A	10.6	11/28/2016	001-13283

21	List of Subsidiaries	10-K	21.1	03/15/2016	001-13283

23.1	Consent of KPMG LLP					X

23.2	Consent of DeGolyer and MacNaughton					X

23.3	Consent of Hunton & Williams LLP (included in Exhibit 5.1).					X

24.1	Power of Attorney (included in signature page).					X

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d) that, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 16, 2016.

Penn Virginia Corporation

By:	/s/ John A. Brooks
John A. Brooks
Interim Principal Executive Officer, Executive Vice
President and Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and the dates indicated.

Name	Title	Date

* John A. Brooks	Interim Principal Executive Officer, Executive Vice President and Chief Operating Officer (Principal Executive Officer)	December 16, 2016

* Steven A. Hartman	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	December 16, 2016

* Tammy Hinkle	Vice President and Controller (Principal Accounting Officer)	December 16, 2016

* Harry Quarls	Chairman of the Board of Directors	December 16, 2016

* Darin G. Holderness	Director	December 16, 2016

* Marc McCarthy	Director	December 16, 2016

* Jerry R. Schuyler	Director	December 16, 2016

Katherine J. Ryan hereby signs this Amendment No. 1 to the Registration Statement on behalf of the indicated person for whom she is attorney-in-fact, pursuant to powers of attorney previously included with the Registration Statement on Form S-1 of Penn Virginia Corporation filed on November 18, 2016 with the Securities and Exchange Commission.

*By:	/s/ Katherine J. Ryan
Katherine J. Ryan Attorney-in-Fact

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Exhibit Number	Filing Date	SEC File No.	Filed Herewith

2.1	Second Amended Joint Chapter 11 Plan of Reorganization of Penn Virginia Corporation and Its Debtor Affiliates (Technical Modifications) filed pursuant to Chapter 11 of the United States Bankruptcy Code filed on August 10, 2016 with the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division	8-K	2.1	08/17/2016	001-13283

3.1	Second Amended and Restated Articles of
	Incorporation of Penn Virginia Corporation	8-K	3.1	09/15/2016	001-13283

3.2	Second Amended and Restated Bylaws of Penn Virginia Corporation	8-K	3.2	09/15/2016	001-13283

5.1	Opinion of Hunton & Williams LLP as to the legality of the securities being registered					X

10.1	Credit Agreement, dated as of September 12, 2016, by and among Penn Virginia Holding Corp., Penn Virginia Corporation, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent and issuing lender	8-K	10.1	09/15/2016	001-13283

10.2	Pledge and Security Agreement, dated as of September 12, 2016, by Penn Virginia Holding Corp., Penn Virginia Corporation and the other grantors party thereto in favor of Wells Fargo Bank, National Association, as administrative agent for the benefit of the secured parties thereunder	8-K	10.2	09/15/2016	001-13283

10.3	Registration Rights Agreement, dated as of September 12, 2016, between Penn Virginia Corporation and the holders party thereto	8-K	10.3	09/15/2016	001-13283

10.4	Shareholders Agreement, dated as of September 12, 2016, between Penn Virginia Corporation and the shareholders party thereto.	8-K	10.4	09/15/2016	001-13283

10.5	Second Amended and Restated Construction and Field Gathering Agreement by and between Republic Midstream, LLC and Penn Virginia Oil & Gas, L.P. dated August 1, 2016.	10-Q	10.5	11/14/2016	001-13283

10.6	Amendment No. 1 to Employment Agreement, dated September 28, 2016, between the Company and John A. Brooks.	8-K	10.1	10/04/2016	001-13283

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Exhibit Number	Filing Date	SEC File No.	Filed Herewith

10.7	Penn Virginia Corporation 2016 Management Incentive Plan.	8-K	10.1	10/11/2016	001-13283

10.8	Form of Nonqualified Stock Option Award Agreement.	8-K	10.2	10/11/2016	001-13283

10.9	Form of Restricted Stock Unit Award Agreement.	8-K	10.3	10/11/2016	001-13283

10.10	Form of Director Restricted Stock Unit Award Agreement.	8-K	10.4	10/11/2016	001-13283

10.11	Consulting Agreement between Penn Virginia Corporation and Nancy M. Snyder.	8-K	10.5	10/11/2016	001-13283

10.12	Form of Indemnification Agreement.	8-K	10.6	10/11/2016	001-13283

10.13	First Amended and Restated Crude Oil Marketing Agreement	10-Q/A	10.6	11/28/2016	001-13283

21	List of Subsidiaries	10-K	21.1	03/15/2016	001-13283

23.1	Consent of KPMG LLP					X

23.2	Consent of DeGolyer and MacNaughton					X

23.3	Consent of Hunton & Williams LLP (included in Exhibit 5.1).					X

24.1	Power of Attorney (included in signature page).					X